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                                                                   Exhibit 10.09

                           AGREEMENT OF UNDERSTANDING

     "THIS AGREEMENT OF UNDERSTANDING" (this "Agreement") made as of the 17th day of August 1999, by and between Ash Capital, LLC ("Ash Capital") and RoomSystems, Inc., a Nevada corporation (the "Corporation").

                                R E C I T A L S :

     WHEREAS, pursuant to that certain "Private Placement Memorandum" (the "Memorandum"), dated May 24, 1999, the Corporation has offered certain of its Series B Preferred Shares (the "Preferred Shares") for sale, privately; and

     WHEREAS, Ash Capital desires to purchase with a small group of investors (referred to herein sometimes as the "Investment Syndicate") up to one million (1,000,000) of the Preferred Shares according to the terms and conditions set forth in the Memorandum (the "Ash Capital Investment"); and

     WHEREAS, the Corporation has offered a seat on its Board of Directors to Alan Ashton, an affiliate of Ash Capital and as an inducement to him, the Corporation has offered certain options to Ash Capital to purchase its common stock (the "Options"); and

     WHEREAS, Ash Capital requires, preparatory to completing the Ash Capital Investment, that the Corporation memorialize certain covenants outlined in the Memorandum relating to the future reverse split of the Corporation's common stock and the protection of the conversion price of the Preferred Shares at the time the Corporation completes an Initial Public Offering (the "IPO"); and

     WHEREAS, the parties intend to set forth herein the terms and conditions relating to the Ash Capital Investment.

     NOW, THEREFORE, in consideration of the monetary consideration herein recited, the mutual promises herein contained and subject to the fulfillment of the conditions herein set forth, the parties hereby agree as follows:

     1. The Memorandum. The Memorandum sets forth the essential disclosures, terms, and conditions relating to and describing an investment in the Preferred Shares. The Corporation has delivered a copy of the Memorandum to Ash Capital for review; and has delivered attendant thereto a copy of the "Subscription Agreement" (the "Subscription Agreement"), which must be completed, executed and delivered to the Corporation, as described in the Memorandum, by all investors in the Preferred Shares. A copy of the Subscription Agreement is attached hereto as Exhibit "A." The Corporation has also delivered to Ash Capital a copy of its financial statements and projections.

     2. Reverse Split of the Corporation's Shares of Common Stock. The Corporation has disclosed to Ash Capital and to all investors in the Preferred Shares, that it may effect a reverse split of its shares of common stock prior to the IPO (the "Reverse"). The Memorandum warrants and guarantees that the Preferred Shares are not subject to the Reverse.


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As described in the Memorandum, the Preferred Shares convert into common shares of the Corporation at the time of the IPO (the "Converted Shares"). The Converted Shares shall not be subject to the Reverse.

     3. Price Protection of the Converted Shares. The Converted Shares shall be issued at the time of the IPO and shall not be subject to the Reverse. The Converted Shares shall automatically convert into the Corporation's common shares at the time of the IPO at the exercise price of the lesser of $3.00 or fifty percent (50%) of the initial IPO price per share with such other terms as are specifically set forth on the Certificate of Designation for the Preferred Shares, a copy of which is attached as Exhibit "B," and which the Corporation covenants will be filed with the Nevada Secretary of State prior to breaking escrow pursuant to the Escrow Agreement described hereinafter.

     4. Seat on the Corporation's Board of Directors. Upon the completion of the Ash Capital Investment and the Closing, Ash Capital shall be entitled to one (1) seat on the Corporation's board of directors (the "Board"). It is anticipated that Mr. Alan Ashton shall be Ash Capital's initial designee to the Board and shall first be named to the board after the Corporation obtains satisfactory errors and omissions/director liability insurance and executes the Indemnification Agreement in the form attached hereto as Exhibit "C." If approved by the Corporation's shareholders, Mr. Ashton shall serve until such time as he designates a replacement member to the Board from Ash Capital. The Corporation shall execute and faithfully perform the Shareholders' Agreement and Proxy in the form attached hereto as Exhibit "D."

         A. Shares and Options. In order to induce Alan Ashton to serve on the Board, the Corporation agrees to deliver to Alan Ashton options to purchase certain of its shares of common stock as follows: ninety-three thousand seven hundred fifty (93,750) shares of its common stock at the exercise price of $3.60 per share, according to the terms and conditions described in the form set forth on Exhibit "E-1," attached hereto for the first year of his tenure on the Board: and seventy-five thousand (75,000) shares of its common stock at the exercise price of $6.60 per share, according to terms and conditions described in the form attached hereto as Exhibit "E-2," if Mr. Ashton or his designee serves an additional year.

     5. Ash Capital Investment Formula. The Memorandum describes a maximum cumulative investment of $4,000.00 (the "Maximum Investment"). The Corporation has amended the Memorandum to expand the Maximum Investment thereunder to $8,000.00. The Ash Capital Investment percentage shall be calculated as follows:
The amount actually invested under the Memorandum by Ash Capital divided by $3.00. This identifies the number of Preferred Shares actually purchased. If the Maximum Investment is achieved, the percentage of shares held by Ash Capital pursuant to the Ash Capital Investment shall be multiplied against the total number of the Corporation's shares (common and preferred) then outstanding. For example, if the Reverse is ultimately a two-for-one reverse, the total number of shares outstanding would be approximately 4,138,270 (number of shares of common and preferred stock outstanding subsequent to the Reverse, as more fully described on Exhibit "F," attached hereto). This number added to 2,000,000 (the total number of the Preferred Shares if the Maximum Investment is subscribed) would equal the total number of shares of the Corporation's common and preferred stock then outstanding. If the Corporation oversubscribes the Maximum


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Investment, Ash Capital's percentage ownership in the Corporation shall be reduced accordingly. The percentage ownership held by Ash Capital upon breaking of escrow shall be not less than the amount shown on Exhibit "F," unless such is a result solely of over-subscriptions.

     6. Consulting Agreement. The Corporation shall execute and faithfully perform the Consulting Agreement with Providence Management, LLC in the form attached hereto as Exhibit "G."

     7. Escrow Agreement. The Corporation shall execute and faithfully perform the Escrow Agreement with Ash Capital and U.S. Bank National Association ("Escrow Agent") in the form attached hereto as Exhibit "H." This Agreement and all Exhibits hereto shall be delivered to the Escrow Agent, to be held and dealt with by the Escrow Agent as set forth therein. Similar agreements shall be executed in favor of each member of the Investment Syndicate as described below in paragraph 9A.

     8. Registration Rights Agreement. The Corporation shall execute and faithfully perform the Registration Rights Agreement with Ash Capital and other members of the Investment Syndicate as described below in paragraph 9A in the form attached hereto as Exhibit "I."

     9. Closing. It is anticipated that this Agreement and the Subscription Agreement will be completed and executed prior to August 18, 1999; and the Ash Capital Investment will be tendered to the escrow described hereinabove as soon as possible thereafter (the "Closing"). At the time of the execution of this Agreement including Exhibits and the delivery thereof to the Escrow Agent, such shall be held and dealt with by the Escrow Agent pursuant to the terms of the Escrow Agreement.

         A. Separate Closing. The parties agree that the Closing for Ash Capital, relative to the Ash Capital Investment may be earlier than the Closing for the remaining members of the Investment Syndicate and that all of the terms, conditions, representations and warranties herein (including Exhibits) shall apply fully to, and be for the benefit of, such persons and entities, even though not a party hereto, the parties intending that such persons shall be third party beneficiaries hereof. Such Investment Syndicate may consist of the following persons or entities or their affiliates: SKM Investments, LLC, a Utah limited liability company, Cherokee & Walker, LLC, Birchbrook, LLC, and any other entities introduced to the Corporation by Ash Capital or its affiliates.

     10. Conduct of the Corporation's Business Pending the Closing: The Corporation agrees that, pending the Closing, the business of the Corporation shall be conducted only in the ordinary and usual course and substantially in accordance with its prior business practices.

     11. Miscellaneous Provisions. The following miscellaneous provisions are an integral part of this Agreement:

         A. Survival of Representations and Warranties. The respective obligations of Purchaser and Seller hereunder and all representations and warranties made in this Agreement, all Exhibits hereto, the Memorandum and all certificates and documents delivered pursuant to hereto shall survive the Closing.
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         B. Attorneys' Fees. In the event suit is brought to enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection therewith.

         C. Entire Agreement. This Agreement and the Exhibits hereto constitute the entire agreement between the parties with respect to the matters covered herein and supercedes any prior agreements or negotiations with respect to the same. This Agreement is binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns.

         D. Amendments Only in Writing. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

         E. Notices. All notices provided for herein shall be in writing and shall be given by first class mail, certified or registered, postage prepaid, addressed to the parties at the addresses shown below or to the Investment Syndicate at the addresses shown in their respective subscription agreements.

         F. Costs. It is agreed that the costs and expenses, including attorneys' fees, incurred by Ash Capital in conjunction with its due diligence and closing of this Agreement and the exhibits hereto shall be paid by the Corporation, regardless of the disposition of funds and documents by the Escrow Agent, unless Ash elects not to proceed with the investment pursuant to the due diligence walk-right provisions of paragraph 3d of the Escrow Agreement. The Corporation shall promptly reimburse Ash Capital upon presentment of its bills for such expenses, whether or not Ash Capital ever receives from the Escrow Agent an original of this Agreement signed by the Corporation.

         G. Section Headings. The section headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement.

         H. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be deemed one and the same agreement. This Agreement shall become a binding obligation upon execution and delivery of this Agreement or counterpart hereof by each of the parties hereto.

         I. Governing Law. This Agreement shall be governed by, and construed and enforced in all respects in accordance with the laws of the State of Utah.


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     IN WITNESS WHEREOF, this Agreement has been executed on the day first written above.

                           ROOMSYSTEMS, INC.



                           By:    /s/ S. L. Sunyich
                                  ---------------------------
                           Its:   CEO
                                  390 North 3050 East
                                  St. George, Utah  84790


                           ASH CAPITAL, LLC
                           by Providence  Management,  LLC, Manager

                           By:    /s/
                                  ---------------------------
                           Its:   MANAGER
                                  1400  S.  Foothill  Drive, Suite B25
                                  Salt Lake City, Utah 84108


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